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                                   EXHIBIT 21

                              List of Subsidiaries



         Name of Subsidiary                       State of Incorporation
         ------------------                       ----------------------

         Superior Galleries, Inc.                 California

         Tangible Collectibles, Inc.              Delaware

         VintageRoadShow.com, Inc.                California

         Gehringer & Kellar, Inc.                 Pennsylvania